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                       FIFTH LEASE MODIFICATION AGREEMENT


     THIS FIFTH LEASE MODIFICATION AGREEMENT, made this 18th day of July, 1996 by and between HARTZ MOUNTAIN DEVELOPMENT CORP., a New Jersey corporation, having an office at 400 Plaza Drive, Secaucus, New Jersey 07094 (hereinafter referred to as "Landlord") and ALLIANCE CAPITAL MANAGEMENT L.P., having an office at 500 Plaza Drive, Secaucus, New Jersey 07094 (hereinafter referred to as "Tenant")

                                   WITNESSETH:

     WHEREAS, by Agreement of Lease dated September 16, 1986, as amended December 9, 1986, May 23, 1994, June 9,1994 and June 18, 1996 (herein referred to collectively as the "Lease"), Landlord leased to Alliance Capital Management Corporation and Alliance Capital Management Corporation hired from Landlord approximately 67,392 square feet of Floor Space (the "Original Demised Premises") located on the third (3rd) floor of the Building known as 500 Plaza Drive, Secaucus, Now Jersey and an additional 11,992 square feet of Floor Space (the "Additional Premises") in other areas of the Building (the Original Demised Premises and the Additional Demised Premises, together with any other space leased pursuant to the terms hereof, shall collectively be referred to as the "Demised Premises"); and

     WHEREAS, by Assignment of Lease dated April 29, 1988, Alliance Capital Management Corporation assigned the Lease to Tenant; and

     WHEREAS, the Lease is currently scheduled to expire on December 31, 2016 (the "Expiration Date") ; and

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     WHEREAS, Landlord and Tenant wish to increase the Floor Space of the
Demised Premises and amend the Lease accordingly;

     NOW, THEREFORE, for and in consideration of the Lease, the mutual covenants herein contained and the consideration set forth herein, the parties agree as follows:

1.   A.   LEASING OF SIXTH FLOOR SPACE:  The following space, collectively constituting the entire sixth floor of the Building (the "Sixth Floor") is hereby added to the Demised Premises effective upon the vacancy and surrender thereof by the individual tenants listed below:

     i. Approximately 15,632 square feet occupied by Reed Elsevier, Inc. with a termination date of March 31, 1997.

     ii. Approximately 6,705 square feet occupied by the Marcus Group with a termination date of December 31, 1996.

     iii. Approximately 12,273 square feet occupied by Nedloyd with a termination date of December 31, 1996.

     iv. Approximately 15,616 square feet occupied by Pichony with a termination date of September 30, 1996.

For purposes hereof, including calculating Fixed Rent and Tenant's Fraction, all square footage shall be measured and determined in accordance with the terms of the Lease. Effective on the date Tenant takes possession of any part of the Sixth Floor, the Tenant's Fraction shall be increased proportionately. Landlord agrees to use reasonable efforts to effect the vacancy of the Sixth Floor in connection with its efforts to deliver the Sixth Floor to Tenant on or before April 1, 1997, or as soon thereafter as practicable.

     B. NON-DELIVERY PENALTY: During the month of April, 1997, in the event any portion of the Sixth Floor is not delivered to Tenant on or before April 1, 1997, Tenant shall receive an abatement

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of Fixed Rent for all space on the Sixth Floor delivered to Tenant for the period commencing on April 1, 1997 until the date the entire Sixth Floor has been delivered to Tenant. In the event any portion of the Sixth Floor remains undelivered on May 1, 1997, Tenant's Fixed Rent abatement on the full Sixth Floor shall continue until the date of delivery of the full Sixth Floor and Tenant shall receive an additional abatement of one day's Fixed Rent for the full Sixth Floor for each day after May 1, 1997 that the date of delivery of the full sixth Floor is delayed.

2. ADA COMPLIANCE: To the extent required by any governmental authority having jurisdiction over the Sixth Floor Landlord agrees to correct any violations of the American with Disabilities Act, 42 USCA 12101-12213, with respect to the core bathrooms, elevator buttons and strobe lights on the Sixth Floor.

3. FIXED RENT: Fixed Rent for the Floor Space on the Sixth Floor will be at the rate of seven ($7.00) dollars per annum multiplied by the Floor Space of the premises delivered, from the date of delivery until August 17, 1998; nineteen ($19.00) dollars per annum multiplied by the Floor Space from August 16, 1998 until June 15, 2007; twenty-four dollars ($24.00) per annum multiplied by the Floor Space from June 16, 2007 until June 15, 2012; and twenty eight dollars ($28.00) multiplied by the Floor space from June 16, 2012 until the Expiration Date of the Lease.

4. BASE YEAR: For purposes of calculating Real Estate Taxes and Operating Expenses on the Sixth Floor, the Base Year shall be the twelve month period of August 1998 through August 1999.

5.   TENANT'S WORK:

     A. Tenant shall demolish and build out the Sixth Floor space in accordance with its requirements and subject to all terms and conditions of the Lease pertaining to Landlord's review and approval of same.

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     B.   Subject to Tenant's receipt of a one year warranty for all work performed in connection with its buildout of the Sixth Floor, Landlord hereby approves both Plaza Construction and Structuretone as general contractors for Tenant's buildout, provided, however, that Tenant shall use a subcontractor designated by Landlord to do the electrical hookups, provided that the costs associated with using such designated contractor shall be competitive with those of other contractors in Hudson County. Landlord will review Tenant's construction plans within ten (10) business days of receipt. Notwithstanding the foregoing, Landlord or its affiliate will be provided with a copy of the bid from or the proposed contract with the subcontractor(s) which is about to be designated to perform the HVAC work and electrical hookups, along with all necessary plans and specifications, and Tenant shall award the subcontract(s) for the HVAC work and electrical hookups to Landlord (or its affiliate) in the event Landlord's bid does not exceed that of the Tenant's subcontractor(s).

     C. Subject to Landlord's review of plans and specifications pertaining to same, Landlord will not unreasonably withhold or delay its approval to Tenant's installation of an additional 50 tons of air conditioning for the Demised Premises and to Tenant's installation of additional electrical capacity.

     D. The second sentence of Article 15.01 of the Lease is hereby replaced with the following: "No consent will be necessary for non-structural changes of less than one hundred thousand dollars ($100,000.00) provided that Tenant must notify Landlord of such changes in advance and, if Tenant has or should be reasonably expected to have plans and specifications prepared for such nonstructural changes, Tenant shall supply Landlord with plans and specifications pertaining to such changes in advance."

6. SURRENDER: Tenant shall have the right to install a pedestrian staircase between contiguous floors leased by Tenant. Landlord, at its option, shall have the right to require the removal of and

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Tenant shall remove the staircase and restore the space at Tenant's expense on or before the later of the Expiration Date or thirty days following notice from Landlord, provided that Landlord shall notify Tenant of Landlord's requirement for the removal of the staircase not later than thirty days following the later of the Expiration Date or the date Tenant vacates either of the two floors serviced by such staircase.

7. SIGNAGE: Other than rights of pre-existing tenants, Landlord will not allow any tenant to install any exterior ground mounted signage adjacent to the Building larger than that of Tenant's exterior ground mounted signage unless said tenant leases space totaling more than 150% of the Demised Premises.

8.   EXPANSION OPTION:

     A. Landlord agrees that, with respect to any full floor of space currently leased to Reed Elsevier, Inc. ("Reed"), Tenant shall, provided Tenant is not then in default of this Lease beyond any applicable notice and cure periods and provided Reed fails to renew or extend the term of its lease, have the option to lease such space provided Tenant notifies Landlord of its election to do so not later than December 24, 2000 (which is fifteen months and one week prior to the current Read lease expiration date of March 31, 2002) ("Tenant's Notice"). If Tenant shall notify Landlord in writing of its election to enter into such lease as tenant for such additional premises within said period Landlord shall, on or before January 15, 2001, advise Tenant concerning Reed's extension or failure to extend the term of its lease and, if Reed fails to exercise its option, Landlord shall subsequently deliver and Tenant shall execute a modification of this Lease incorporating the rent, terms and conditions with respect to the additional premises. Time is of the essence with respect to Tenant's exercise of such expansion option. The term of

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          Tenant's leasing such premises shall be from the date Reed vacates such space until June 15, 2012. The Fixed Rent during such (approximately) ten year and two month period shall be at the greater of 95% of Fair Market Value ("FMV"), as hereinafter defined, or as provided in paragraph 2 of the Fourth Lease Modification Agreement. The Base Year shall be as provided in paragraph 3 of the Fourth Lease Modification Agreement. FMV shall be determined by mutual agreement of the parties. If the parties are unable to agree on the FMV, the parties shall choose a licensed Real Estate Appraiser who shall
          determine the FMV.   The cost of said Real Estate Appraiser shall be
          borne equally by the parties. If the parties are unable to agree on a licensed Real Estate Appraiser, each party shall select one Appraiser to appraise the FMV. If the difference between the two appraisals is 20% or less of the lower appraisal, then the FMV shall be the average of the two appraisals. If the difference between the two appraisals is greater than 20% of the lower appraisal, the two Appraisers shall select a third licensed Real Estate Appraiser to appraise the FMV.
          The FMV shall in such case be the average of the three appraisals.
          The cost of the third appraisal shall be borne equally by the parties.

     B. If Tenant shall fail to notify Landlord in writing of its election to enter into a modification to its lease incorporating the additional premises, within the period referred to in subsection (A) hereof, then the expansion option granted to the Tenant as set forth in subsection
          (A) of this Section shall automatically terminate and come to and end.

     C. This right of first refusal so granted to Tenant shall terminate and become null and void upon the expiration or sooner termination of this Lease.

     D. Notwithstanding anything contained herein or in the Lease to the contrary, in the event Tenant exercises its right to expand by forwarding the Tenant's Notice as provided in

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          subsection (A) of this section, Tenant shall have waived,
          automatically and without any further documentation, its right as provided in paragraph 6 of the Fourth Lease Modification Agreement to cancel the Lease effective as of June 15, 2007. The foregoing shall not alter or modify Tenant's right to cancel on June 15, 2012, subject to the terms of such paragraph 6 of the Fourth Lease Modification Agreement.

9. PARKING: The allocation of parking spaces for Tenant will be increased to a total of 24 on the date Tenant takes full possession of the Sixth Floor.

10. CLEANING: Upon not less than thirty days prior notice to Landlord, Tenant will be allowed to use its own full time employees for additional cleaning within the Demised Premises in lieu of Landlord's cleaning contractor performing such additional services.

11. BROKER: Landlord and Tenant each represent and warrant that each of them has dealt only with Judd S. Meltzer Co., Inc. as broker (the "Broker") in connection with this Fifth Lease Modification Agreement; and each of them does hereby agree that such party shall indemnify, defend and hold the other harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorney's fees and disbursements) incurred by the other by reason of any claim of or liability for commissions or other compensation in connection with this Fifth Lease Modification Agreement to any other broker who shall claim to have dealt with the indemnifying party. Landlord will pay any brokerage commission which may be due to the Broker pursuant to a separate agreement.

12. FREIGHT ELEVATOR: During the initial buildout of the Sixth Floor by Tenant, Tenant's after hours use of the freight elevator will be at no extra charge to Tenant other than custodial supervision at the rate of $25 per hour (and other than costs incurred as a result of misuse thereof).

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13.  MISCELLANEOUS:  Except as modified by this Fifth Lease Modification
Agreement, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Lease Modification Agreement to be duly executed as of the day and year first above written.

ATTEST:                                 HARTZ MOUNTAIN DEVELOPMENT CORP.
                                        ("Landlord")



                                   BY: /s/ Irwin A. Horowitz
------------------------------         -----------------------------------------
                                           Irwin A. Horowitz
                                             Executive Vice President




ATTEST:                                 ALLIANCE CAPITAL MANAGEMENT L.P.
                                   BY:  ALLIANCE CAPITAL MANAGEMENT CORPORATION,
                                        Its General  Partner



                                   BY: /s/ John D. Carifa
------------------------------         -----------------------------------------
                                           John D. Carifa
                                             President & Chief Operating Officer